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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 1)


                                Mainspring, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   56062U 10 0
                                 --------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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CUSIP No. 56062U 10 0                13G                      PAGE 2 OF 9 PAGES
          -----------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Greylock IX Limited Partnership
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   See Item 5
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 See Item 5
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              See Item 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              See Item 5
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        See Item 5
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 56062U 10 0                13G                      PAGE 3 OF 9 PAGES
          -----------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Greylock IX GP Limited Partnership
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   See Item 5
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 See Item 5
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              See Item 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              See Item 5
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        See Item 5
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 56062U 10 0                13G                      PAGE 4 OF 9 PAGES
          -----------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        William W. Helman
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   See Item 5
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 See Item 5
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              See Item 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              See Item 5
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        See Item 5
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 56062U 10 0                13G                      PAGE 5 OF 9 PAGES
          -----------                                         ------------------

--------------------------------------------------------------------------------
(1)     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        William S. Kaiser
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                  (b) [  ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        (5)   SOLE VOTING POWER
    NUMBER OF
     SHARES                   See Item 5
  BENEFICIALLY          --------------------------------------------------------
    OWNED BY            (6)   SHARED VOTING POWER
      EACH
    REPORTING                 See Item 5
  PERSON WITH:          --------------------------------------------------------
                        (7)   SOLE DISPOSITIVE POWER

                              See Item 5
                        --------------------------------------------------------
                        (8)   SHARED DISPOSITIVE POWER

                              See Item 5
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        See Item 5
--------------------------------------------------------------------------------
(10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [  ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        See Item 5
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 56062U 10 0                13G                      PAGE 6 OF 9 PAGES
          -----------                                         ------------------


ITEM 1(a)                  NAME OF ISSUER:

                           Mainspring, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           One Main Street
                           Cambridge, MA 02142

ITEM 2(a)                  NAME OF PERSON FILING:

                           Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each Co-Managing General Partners of GIXGPLP (each a "Co-Managing Partner").

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           The address of the reporting persons is:

                           880 Winter Street
                           Waltham, MA 02451

ITEM 2(c)                  CITIZENSHIP:

                           GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman and Mr. Kaiser is a citizen of the United States.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e)                  CUSIP NUMBER:

                           56062U 10 0

ITEM 3                     DESCRIPTION OF PERSON FILING:

                           Not applicable.

ITEM 4                     OWNERSHIP:

                           (a)      AMOUNT BENEFICIALLY OWNED:

                                    See Item 5

                           (b)      PERCENT OF CLASS:

                                    GIXLP:                See Item 5
                                    GIXGPLP:              See Item 5
                                    Mr. Helman:           See Item 5
                                    Mr. Kaiser:           See Item 5

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CUSIP No. 56062U 10 0                13G                      PAGE 7 OF 9 PAGES
          -----------                                         ------------------


                           (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    See Item 5


ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not applicable.

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP:

                           Not applicable.

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10                    CERTIFICATION:

                           Not applicable.


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CUSIP No. 56062U 10 0                13G                      PAGE 8 OF 9 PAGES
          -----------                                         ------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2002


                                        GREYLOCK IX LIMITED PARTNERSHIP

                                        By:  Greylock IX GP Limited Partnership
                                                 General Partner


                                              By: /s/ William W. Helman
                                              ----------------------------
                                              William W. Helman
                                              Co-Managing General Partner


                                        GREYLOCK IX GP LIMITED PARTNERSHIP


                                          By:  /s/ William W. Helman
                                             ---------------------------------
                                              William W. Helman
                                              Co-Managing General Partner


                                            /s/ William W. Helman
                                          ------------------------------------
                                           William W. Helman


                                            /s/ William S. Kaiser
                                          ------------------------------------
                                           William S. Kaiser